Exhibit 99.1

Important Notice to Directors and Executive Officers of

Fortune Brands Home & Security, Inc.

Concerning Sarbanes-Oxley Act Insider Trading Restrictions

September 2, 2011

This notice is being sent to you because you are, or you are expected to become, a director or executive officer of Fortune Brands Home & Security, Inc. (“FBHS”). If you are also a director or executive officer of Fortune Brands, Inc. (“Fortune Brands”), you will receive a similar notice from Fortune Brands.

As you are aware, on October 3, 2011, Fortune Brands will spin-off FBHS and, following the spin-off, Fortune Brands will change its name to Beam Inc. As a result of the spin-off, the Fortune Brands Retirement Savings Plan and the Fortune Brands Hourly Employee Retirement Savings Plan will continue to hold shares of Fortune Brands common stock and will also hold shares of FBHS common stock. In addition, effective October 4, 2011, a new plan, to be called the Fortune Brands Home & Security Retirement Savings Plan, will be established for employees of FBHS and its affiliates, and those employees’ accounts under the Fortune Brands Retirement Savings Plan will be transferred to this new plan.

In connection with the spin-off, participants and beneficiaries in all three of these plans (individually, a “Plan” and collectively, the “Plans”) temporarily will be unable to transfer any portion of their account balances either into or out of the Fortune Brands or FBHS company stock funds available under the Plans. Moreover, Plan participants and beneficiaries with all or a portion of their account balances invested in these stock funds will be temporarily unable to receive a loan or distribution of that portion of their account balances.

This short-term period during which Plan participants and beneficiaries will be unable to exercise these rights with respect to FBHS common stock will qualify as a “blackout period” under the Sarbanes-Oxley Act, and therefore will require us also to prohibit the directors and executive officers of FBHS from trading in common stock and other equity securities of FBHS during this period.

The blackout period will apply to FBHS common stock during the period beginning on October 4, 2011, and is expected to end on or before October 7, 2011. During this period, you can determine whether the blackout period has started or ended by calling Lauren Tashma at (847) 484-4443.

During the blackout period you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of FBHS common stock or any other equity securities of FBHS to the extent those shares or equity securities are, or were, acquired in connection with your service or employment as a director or executive officer of FBHS (with certain narrow exceptions). For example, you will be prohibited from:

•	transferring your own Plan account into or out of FBHS common stock,

•	buying or selling shares of FBHS common stock on the open market, and

•	exercising FBHS stock options.

In addition, you are subject to company policies on “Short Swing” profit recovery under Section 16 and insider trading as set forth in memos previously provided to you.

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties. Accordingly, we strongly urge you to refrain from, directly or indirectly, engaging in such transactions during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Lauren Tashma at Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015, (847) 484-4443.